EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE - AMENDED

Stewardship Financial Corporation Reports
Third Quarter Earnings

Midland Park, NJ – October 29, 2008 – Stewardship Financial Corporation   (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the three (3) months ended September 30, 2008 of $838,000 or $0.15 basic and fully diluted earnings per share, compared to net income of $1.23 million, or $0.22 basic and fully diluted earnings per share for the same prior year period in 2007.
For the nine (9) months ended September 30, 2008, Stewardship Financial Corporation reported net income of $3.08 million or $0.55 basic and fully diluted earnings per share, compared to net income of $3.77 million or $0.68 basic and fully diluted earnings per share for nine (9) months ended September 30, 2007.  Earnings for the prior year nine (9) month period included a $459,000 receipt of life insurance proceeds.  Per share calculations have been adjusted for a 5% stock dividend paid in November 2007 and a 5% stock dividend payable in November 2008.
Results for the current year periods include an increased provision for loan losses.  Commenting on the Corporation’s loan loss provision, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “We recognize that our Corporation is not immune to the current challenging economic environment.  Nevertheless, the increase in the loan loss provision was primarily warranted by the Bank’s concern over a single borrower.”  Asset quality has been and continues to be a priority for Stewardship Financial Corporation.  Van Ostenbridge continued saying, “We have strong underwriting guidelines and will never compromise our high credit standards.”  The Corporation closely monitors non-performing assets and actual charge-offs continue to be minimal.
Total assets at September 30, 2008 of $610.1 million reflected growth of approximately 11.5% from September 30, 2007.  Loans receivable of $442.9 million at September 30, 2008 reflected 12.0% of growth since September 30, 2007.  Van Ostenbridge commented, ”During these challenging economic times, we intend to appropriately manage balance sheet growth.”
Van Ostenbridge maintained that, “While others in our industry may be effected, Stewardship Financial does not have any exposure to the subprime mortgage market and did not hold any Fannie Mae or Freddie Mac preferred stock.”
Total deposits were $492.1 million at September 30, 2008, compared to $458.6 million a year ago, resulting in growth of 7.3%.  The three newest branches opened in 2007 continue to grow and expand the Corporation’s presence in northern New Jersey.  Total stockholders’ equity increased 4.2% to $41.8 million at September 30, 2008, compared to $40.1 million a year ago.
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Selected Operating Data:
Total interest income	$8,910	$8,526	$26,277	$24,575
Total interest expense	3,100	3,614	9,749	10,188
Net interest income before provision
for loan loss	5,810	4,912	16,528	14,387
Provision for loan loss	1,175	90	1,535	280
Net interest income after provision
for loan loss	4,635	4,822	14,993	14,107

Gain on sales of mortgage loans	47	73	156	259
Gain (loss) on calls and sales of securities	4	-	61	-
Life insurance proceeds	-	-	-	459
Other noninterest income	843	842	2,670	2,699
Noninterest income	894	915	2,887	3,417

Noninterest expense	4,362	3,873	13,403	12,050

Income before income tax expense	1,167	1,864	4,477	5,474
Income tax expense	329	635	1,399	1,705
Net income	$838	$1,229	$3,078	$3,769

Basic earnings per share	$0.15	$0.22	$0.55	$0.68
Diluted earnings per share	$0.15	$0.22	$0.55	$0.68

	At September 30,
	2008	2007
Selected Financial Data:
Total assets	$610,137	$547,183
Total loans, net of deferred loan fees	442,893	395,594
Allowance for loan losses	5,930	4,249
Total deposits	492,110	458,571
Stockholders' equity	41,759	40,080

	At or for the
	nine month period ended
	September 30,
	2008	2007
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.69%	0.96%
Annualized return on average equity (ROE)	9.81%	13.06%
Tier 1 equity to total assets	8.00%	8.60%
Book value per share	$7.86	$7.55

All share data has been restated to include the effect of a 5% stock dividend paid in November 2007 and a 5% stock dividend payable in November 2008.